      As filed with the Securities and Exchange Commission on May 22, 2003
                                           Registration Statement No. 333-103539

================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                          ----------------------------

                                 AMENDMENT NO. 1
                                       TO
                                    FORM S-3

                          ----------------------------

             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                          ----------------------------

                        PAREXEL INTERNATIONAL CORPORATION
             (Exact name of registrant as specified in its charter)

                          ----------------------------

          MASSACHUSETTS                                 04-2776269
(State or other jurisdiction of             (I.R.S. Employer Identification No.)
 incorporation or organization)
                                 195 WEST STREET
                          WALTHAM, MASSACHUSETTS 02451
                                 (781) 487-9900

  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                          ----------------------------

                             JOSEF H. VON RICKENBACH
                      CHAIRMAN AND CHIEF EXECUTIVE OFFICER
                        PAREXEL INTERNATIONAL CORPORATION
                                 195 WEST STREET
                          WALTHAM, MASSACHUSETTS 02451
                                 (781) 487-9900

 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                          ----------------------------

                                 WITH A COPY TO:

  DAVID E. REDLICK, ESQ.                              W. BRETT DAVIS, ESQ.
     HALE AND DORR LLP                             ASSISTANT GENERAL COUNSEL
      60 STATE STREET                          PAREXEL INTERNATIONAL CORPORATION
BOSTON, MASSACHUSETTS 02109                             195 WEST STREET
     (617) 526-6000                               WALTHAM, MASSACHUSETTS 02451
                                                        (781) 487-9000

         APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO PUBLIC: As soon as practicable after this Registration Statement becomes effective.

         If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] __________

         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]__________

         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                          ----------------------------
         THE COMPANY HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE COMPANY SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), SHALL DETERMINE.

================================================================================

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THE SELLING STOCKHOLDERS NAMED IN THIS PROSPECTUS MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND THE SELLING STOCKHOLDERS NAMED IN THIS PROSPECTUS ARE NOT SOLICITING OFFERS TO BUY THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED.

                    SUBJECT TO COMPLETION, DATED MAY 22, 2003

PROSPECTUS

                        PAREXEL INTERNATIONAL CORPORATION

                         238,095 SHARES OF COMMON STOCK

         This prospectus relates to the resale from time to time of up to 238,095 shares of common stock of PAREXEL International Corporation by the selling stockholders identified in this prospectus. We will not receive any proceeds from sales of the shares of common stock offered by this prospectus.

         The selling stockholders identified in this prospectus, or their pledges, donees, transferees or other successors in interest, may offer the shares offered by this prospectus from time to time through public or private transactions at prevailing market prices, at prices related to prevailing market prices or at privately negotiated prices.

         Our common stock is traded on the NASDAQ National Market under the symbol "PRXL." On May 16, 2003, the closing sale price of our common stock on the NASDAQ National Market was $12.71 per share. You are urged to obtain current market quotations for our common stock.

          INVESTING IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK.

                     SEE "RISK FACTORS" BEGINNING ON PAGE 4.

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES
          COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR
           DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

             THE DATE OF THIS PROSPECTUS IS _____________ __, 2003.

                                TABLE OF CONTENTS

                                                                                           PAGE
                                                                                           ----
PROSPECTUS SUMMARY........................................................................   3
THE OFFERING..............................................................................   3
RISK FACTORS..............................................................................   4
SPECIAL NOTE REGARDING FORWARD-LOOKING INFORMATION........................................  12
USE OF PROCEEDS...........................................................................  12
SELLING STOCKHOLDERS......................................................................  13
PLAN OF DISTRIBUTION......................................................................  14
LEGAL MATTERS.............................................................................  15
EXPERTS...................................................................................  15
WHERE YOU CAN FIND MORE INFORMATION.......................................................  15
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE...........................................  16

         We have not authorized anyone to provide you with information different from that contained or incorporated by reference in this prospectus. The selling stockholders are offering to sell, and seeking offers to buy, shares of our common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of common stock.

         Unless the context otherwise requires references in this prospectus to "PAREXEL," "we," "us," and "our" refer to PAREXEL International Corporation and its subsidiaries.

                               PROSPECTUS SUMMARY

         This summary highlights important features of this offering and the information included or incorporated by reference in this prospectus. This summary does not contain all of the information that you should consider before investing in our common stock. You should read the entire prospectus carefully, especially the risks of investing in our common stock discussed under "Risk Factors."

                        PAREXEL INTERNATIONAL CORPORATION

         We are a leading biopharmaceutical services company, providing a broad range of contract research, medical marketing, consulting and technology products and services to the worldwide pharmaceutical, biotechnology and medical device industries. Our product and service offerings include:

         -        clinical trials management,

         -        data management,

         -        biostatistical analysis,

         -        medical marketing,

         -        clinical pharmacology,

         -        regulatory and medical consulting,

         -        performance improvement,

         -        industry training and publishing,

         -        web-based portal solutions,

         -        interactive voice response systems,

         -        electronic data capture solutions,

         -        medical diagnostics services, and

         -        other drug development consulting services.


         On January 31, 2003, we acquired FWPS Group Limited, a provider of software for clinical trial management systems, based in Birmingham, United Kingdom. We acquired the outstanding capital stock of FWPS Group Limited for a combination of cash and shares of our common stock. All of the shares of common stock covered by this prospectus were issued to stockholders of FWPS Group Limited in connection with the acquisition.

                               COMPANY INFORMATION

         We were incorporated in the Commonwealth of Massachusetts in 1983. Our principal executive offices are located at 195 West Street, Waltham, Massachusetts 02451 and our telephone number is (781) 487-9900.

                                  THE OFFERING

Common Stock offered by selling stockholders.........             238,095 shares

Use of proceeds......................................             We will not receive any proceeds from the sale of
                                                                  shares in this offering

NASDAQ National Market symbol........................             PRXL

                                  RISK FACTORS

         Investing in our common stock involves a high degree of risk. You should carefully consider the following risk factors in addition to the other information included or incorporated by reference in this Prospectus before purchasing our common stock. If any of the following risks actually occur, our business, financial condition or results of operations would likely suffer. In that case, the trading price of our common stock could fall, and you may lose all or part of the money you paid to buy our common stock.

              RISKS RELATING TO OUR BUSINESS, STRATEGY AND INDUSTRY

THE LOSS, MODIFICATION, OR DELAY OF LARGE OR MULTIPLE CONTRACTS MAY NEGATIVELY IMPACT OUR FINANCIAL PERFORMANCE.

         Our clients generally can terminate their contracts with us upon thirty to sixty days' notice or can delay execution of services. The loss or delay of a large contract or the loss or delay of multiple contracts could adversely affect our operating results, possibly materially. We have in the past experienced contract cancellations, which have adversely affected our operating results. In fiscal year 2002 and the six months ended December 31, 2002, Astra Zeneca accounted for 11% of our consolidated service revenue. If Astra Zeneca terminated all of its contracts with us, it would adversely affect our operating results, possibly materially.

         Clients terminate or delay their contracts for a variety of reasons, including, but not limited to:

         -        merger or potential merger related activities;

         - failure of products being tested to satisfy safety requirements;

         -        failure of products being tested to prove effective;

         -        products having unexpected or undesired clinical results;

         - client decisions to forego a particular study, perhaps for economic reasons;

         -        insufficient patient enrollment in a study;

         -        insufficient investigator recruitment;

         -        production problems which cause shortages of the product;

         -        product withdrawal following market launch; and

         -        manufacturing facility shut down.

         In addition, we believe that companies regulated by the Food and Drug Administration, or FDA, may proceed with fewer clinical trials or conduct them without the assistance of biopharmaceutical services companies if they are trying to reduce costs as a result of budgetary limits or changing priorities. These factors also may cause such companies to cancel contracts with biopharmaceutical services companies.

WE FACE INTENSE COMPETITION IN MANY AREAS OF OUR BUSINESS; IF WE DO NOT COMPETE EFFECTIVELY, OUR BUSINESS WILL BE HARMED.

         The biopharmaceutical services industry is highly competitive, and we face numerous competitors in many areas of our business. If we fail to compete effectively, we may lose clients, which would cause our business to suffer.

         We primarily compete against in-house departments of pharmaceutical companies, other full service contract research organizations, or CROs, small specialty CROs, and to a lesser extent, universities, teaching hospitals, and other site organizations. Some of the larger CROs against which we compete include Transnational Corporation, Covance, Inc. and Pharmaceutical
Product Development Inc. In addition, our PAREXEL Consulting Group and Medical Marketing Services businesses also compete with a large and fragmented group of specialty service providers, including advertising/promotional companies, major consulting firms with pharmaceutical industry groups and smaller companies with pharmaceutical industry focus. Perceptive Informatics, Inc., a majority owned subsidiary of ours, competes primarily with CROs, information technology companies and other software companies. Some of these competitors, including the in-house departments of pharmaceutical companies, have greater capital, technical and other resources than we do. In addition, those of our competitors that are smaller specialized companies may compete effectively against us because of their concentrated size and focus.

THE FIXED PRICED NATURE OF OUR CONTRACTS COULD HURT OUR OPERATING RESULTS.

         Approximately 90% of our contracts are at fixed prices. As a result, we bear the risk of cost overruns. If we fail to adequately price our contracts or if we experience significant cost overruns, our gross margins on the contract would be reduced and we could lose money on contracts. In the past, we have had to commit unanticipated resources to complete projects, resulting in lower gross margins on those projects. We might experience similar situations in the future.

IF GOVERNMENTAL REGULATION OF THE DRUG, MEDICAL DEVICE AND BIOTECHNOLOGY PRODUCT DEVELOPMENT PROCESS IS STREAMLINED, THE NEED FOR OUR SERVICES COULD DECREASE.

         Governmental regulation of the drug, medical device and biotechnology product development process is complicated, extensive and demanding. A large part of our business involves assisting pharmaceutical and biotechnology companies through the regulatory approval process. Changes in regulations, such as to streamline procedures or to relax approval standards, could eliminate or reduce the need for our services. If companies needed fewer of our services, we would have fewer business opportunities and our revenues would decrease, possibly materially.

         In the United States, the FDA and the Congress have attempted to streamline the regulatory process by providing for industry user fees that fund additional reviewer hires and better management of the regulatory review process. In Europe, governmental authorities have approved common standards for clinical testing of new drugs throughout the European Union by adopting standards for good clinical practice, or GCP, and by making the process more uniform and streamlined. In the past several years, Japan also has adopted GCP. The United States, Europe and Japan have also collaborated in the 11-year-long International Conference on Harmonization, or ICH, the purpose of which is to eliminate duplicative or conflicting regulations in the three regions. The ICH partners have agreed upon a common format for marketing applications that eliminates the need to tailor the format to each region. Such efforts and similar efforts in the future that streamline the regulatory process may reduce the demand for our services.

IF WE FAIL TO COMPLY WITH EXISTING REGULATIONS, OUR REPUTATION AND OPERATING RESULTS WOULD BE HARMED.

         Our business is subject to numerous governmental regulations, primarily relating to pharmaceutical product development and the conduct of clinical trials. If we fail to comply with these governmental regulations, it could result in the termination of our ongoing research, development or sales and marketing projects, or the disqualification of data for submission to regulatory authorities. We also could be barred from providing clinical trial services in the future or be subjected to fines. Any of these consequences would harm our reputation, our prospects for future work and our operating results. In addition, we may have to repeat research or redo trials. We may be contractually required to take such action at no further cost to the customer, but at substantial cost to us.

WE MAY LOSE BUSINESS OPPORTUNITIES AS A RESULT OF HEALTH CARE REFORM AND THE EXPANSION OF MANAGED CARE ORGANIZATIONS.

         Numerous governments, including the U.S. government and governments outside the U.S., have undertaken efforts to control growing health care costs through legislation, regulation and voluntary agreements with medical care providers and drug companies. If these efforts are successful, pharmaceutical, medical device and biotechnology companies may react by spending less on research and development. If this were to occur, we would have fewer business opportunities and our revenues could decrease, possibly materially.

         In the past, the U.S. Congress has entertained several comprehensive health care reform proposals. The proposals were generally intended to expand health care coverage for the uninsured and reduce the growth of total health care expenditures. While the U.S. Congress has not yet adopted any comprehensive reform proposals, members of Congress may raise similar proposals in the future. We are unable to predict the likelihood that health care reform proposals will be enacted into law.

         In addition to health care reform proposals, the expansion of managed care organizations in the healthcare market may result in reduced spending on research and development. Managed care organizations' efforts to cut costs by limiting expenditures on pharmaceuticals and medical devices could result in pharmaceutical, biotechnology and medical device companies spending less on research and development. If this were to occur, we would have fewer business opportunities and our revenues could decrease, possibly materially.

NEW AND PROPOSED LAWS AND REGULATIONS REGARDING CONFIDENTIALITY OF PATIENT INFORMATION COULD RESULT IN INCREASED RISKS OF LIABILITY OR INCREASED COSTS TO US, OR COULD LIMIT OUR SERVICE OFFERINGS.

         The confidentiality and release of patient-specific information are subject to government regulation. Under the Health Insurance Portability and Accountability Act of 1996, or HIPAA, the U.S. Department of Health and Human Services has issued regulations mandating heightened privacy and confidentiality protections. The federal government and state governments have proposed or adopted additional legislation governing the possession, use and dissemination of medical record information and other personal health information. Proposals being considered by state governments may contain privacy and security provisions that are more burdensome than the federal regulations. In order to comply with these regulations, we may need to implement new security measures, which may require us to make substantial expenditures or cause us to limit the products and services we offer. In addition, if we violate applicable laws, regulations or duties relating to the use, privacy or security of health information, we could be subject to civil or criminal liability.

IF WE DO NOT KEEP PACE WITH RAPID TECHNOLOGICAL CHANGES, OUR PRODUCTS AND SERVICES MAY BECOME LESS COMPETITIVE OR OBSOLETE, ESPECIALLY IN OUR PERCEPTIVE INFORMATICS BUSINESS.

         The biotechnology, pharmaceutical and medical device industries generally and clinical research specifically are subject to increasingly rapid technological changes. Our competitors or others might develop technologies, products or services that are more effective or commercially attractive than our current or future technologies, products or services, or render our technologies, products or services less competitive or obsolete. If competitors introduce superior technologies, products or services and we cannot make enhancements to our technologies, products and services necessary for us to remain competitive, our competitive position will be harmed. If we are unable to compete successfully, we may lose customers or be unable to attract new customers, which could lead to a decrease in revenue.

BECAUSE WE DEPEND ON A SMALL NUMBER OF INDUSTRIES AND CLIENTS FOR ALL OF OUR BUSINESS, THE LOSS OF BUSINESS FROM A SIGNIFICANT CLIENT COULD HARM OUR BUSINESS, REVENUE AND FINANCIAL CONDITION.

         The loss of, or a material reduction in the business of, a significant client could cause a substantial decrease in our revenue and adversely affect our business and financial condition, possibly materially. In the three months ended March 31, 2003, our five largest clients accounted for 32% of our consolidated service revenue, and one client, Astra Zeneca, accounted for 11% of consolidated service revenue. In the nine months ended March 31, 2003, our five largest clients accounted for 33% of our consolidated service revenue, and one client, Astra Zeneca, accounted for 11% of consolidated service revenue. We expect that a small number of clients will continue to represent a significant part of our revenue. Our contracts with these clients generally can be terminated on short notice. We have in the past experienced contract cancellations with significant clients.

IF OUR PERCEPTIVE INFORMATICS BUSINESS IS UNABLE TO MAINTAIN CONTINUOUS, EFFECTIVE, RELIABLE AND SECURE OPERATION OF ITS COMPUTER HARDWARE, SOFTWARE AND INTERNET APPLICATIONS AND RELATED TOOLS AND FUNCTIONS, ITS BUSINESS WILL BE HARMED.

         Our Perceptive Informatics business involves collecting, managing, manipulating and analyzing large amounts of data, and communicating data via the Internet. Perceptive depends on the continuous, effective, reliable and secure operation of its computer hardware, software, networks, telecommunication networks, Internet servers and related infrastructure. If Perceptive's hardware or software malfunctions or access to Perceptive's data by internal research personnel or customers through the Internet is interrupted, its business could suffer. In addition, any sustained disruption in Internet access provided by third parties could adversely impact Perceptive's business.

         Although Perceptive's computer and communications hardware is protected through physical and software safeguards, it is still vulnerable to fire, storm, flood, power loss, earthquakes, telecommunications failures, physical or software break-ins, and similar events. In addition, Perceptive's software products are complex and sophisticated, and could contain data, design or software errors that could be difficult to detect and correct. If Perceptive fails to maintain and further develop the necessary computer capacity and data to support its customers' needs, it could result in loss of or delay in revenue and market acceptance.

IF WE ARE UNABLE TO ATTRACT SUITABLE WILLING VOLUNTEERS FOR THE CLINICAL TRIALS OF OUR CLIENTS, OUR CLINICAL RESEARCH SERVICES BUSINESS MAY SUFFER.

         One of the factors on which our Clinical Research Services business competes is the ability to recruit patients for the clinical studies we are managing. These clinical trials rely upon the ready accessibility and willing participation of volunteer subjects. These subjects generally include volunteers from the communities in which the studies are conducted. Although to date these communities have provided a substantial pool of potential subjects for research studies, there may not be enough patients available with the traits necessary to conduct the studies. For example, if we manage a study for a treatment of a particular type of cancer, our ability to conduct the study may be limited by the number of patients that we can recruit that have that form of cancer. If multiple organizations are conducting similar studies and competing for patients, it could also make our recruitment efforts more difficult. If we are unable to attract suitable and willing volunteers on a consistent basis, it would have an adverse effect on the trials being managed by our Clinical Research Services business, which could have a material adverse effect on our Clinical Research Services business.

IF OUR HIGHLY QUALIFIED MANAGEMENT AND TECHNICAL PERSONNEL LEFT, OUR BUSINESS WOULD BE HARMED.

         We rely on the expertise of a number of key executives, particularly Josef H. von Rickenbach, our Chairman and Chief Executive Officer. If any of our key executives left, it could be difficult and expensive to find qualified replacements with the level of specialized knowledge of our products and services and the biopharmaceutical services industry. We are a party to employment agreements with Mr. von Rickenbach and other of our key executives. Each of these agreements may be terminated by us or the executive upon notice to the other party.

         In addition, in order to compete effectively, we must attract and maintain qualified sales, professional, scientific and technical operating personnel. Competition for these skilled personnel, particularly those with a medical degree, a Ph.D. or equivalent degrees, is intense. We may not be successful in attracting or retaining key personnel.

WE MAY HAVE SUBSTANTIAL EXPOSURE TO PAYMENT OF PERSONAL INJURY CLAIMS AND MAY NOT HAVE ADEQUATE INSURANCE TO COVER SUCH CLAIMS.

         Our Clinical Research Services business primarily involves the testing of experimental drugs or other regulated FDA products on consenting human volunteers pursuant to a study protocol. These services involve a risk of liability for personal injury or death to patients who participate in the study or who use a product approved by regulatory authorities after the clinical research has concluded, due to, among other reasons, possible unforeseen adverse side effects or improper administration of the new product by physicians. In some cases, these patients are already seriously ill and are at risk of further illness or death.

         In order to mitigate our risk of liability, we seek to include indemnity provisions in our Clinical Research Services contracts with clients. However, we are not able to include indemnity provisions in all of our contracts. The indemnity provisions we include in these contracts would not cover our exposure if:

         - we had to pay damages or incur defense costs in connection with a claim that is outside the scope of an indemnity; or

         - a client failed to indemnify us in accordance with the terms of an indemnity agreement because it did not have the financial ability to fulfill its indemnification obligation or for any other reason.

         We also carry product liability insurance to cover our risk of liability. However, our insurance is subject to deductibles and coverage limits and may not be adequate to cover product liability claims. In addition, product liability coverage is expensive. In the future, we may not be able to maintain or obtain product liability insurance on reasonable terms, at a reasonable cost or in sufficient amounts to protect us against losses due to product liability claims.

OUR BUSINESS IS SUBJECT TO INTERNATIONAL ECONOMIC, POLITICAL AND OTHER RISKS THAT COULD NEGATIVELY AFFECT OUR CONSOLIDATED RESULTS OF OPERATIONS OR FINANCIAL POSITION.

         We provide most of our services worldwide. Our service revenue from non-U.S. operations represented approximately 47.6% of total service revenue for the three months ended March 31, 2003 and approximately 47.3% of our total service revenue for the nine months ended March 31, 2003. In addition, our service revenue from operations in the United Kingdom represented approximately 17.6% of total service revenue for the three months ended March 31, 2003 and approximately 18.4% of our total service revenue for the nine months ended March 31, 2003. We anticipate that service revenue from international operations may grow in the future. Accordingly, our business is subject to risks associated with doing business internationally, including:

         - changes in a specific country's or region's political or economic conditions, including Western Europe, in particular;

         - potential negative consequences from changes in tax laws affecting our ability to repatriate profits;

         -        difficulty in staffing and managing widespread operations;

         - unfavorable labor regulations applicable to our European operations;

         -        changes in foreign currency exchange rates; and

         - longer payment cycles of foreign customers and difficulty of collecting receivables in foreign jurisdictions.
OUR OPERATING RESULTS HAVE FLUCTUATED BETWEEN QUARTERS AND YEARS AND MAY CONTINUE TO FLUCTUATE IN THE FUTURE, WHICH COULD AFFECT THE PRICE OF OUR COMMON STOCK.


         Our quarterly and annual operating results have varied and will continue to vary in the future as a result of a variety of factors. For example, our income from operations was $7.0 million for the quarter ended September 30, 2002, $1.7 million for the quarter ended December 31, 2002 and $8.3 million for the quarter ended March 31, 2003. Factors that cause these variations include:

         - the level of new business authorizations in a particular quarter or year;

         - the timing of the initiation, progress, or cancellation of significant project;

         -        exchange rate fluctuations between quarters or years;

         -        restructuring charges;

         -        the mix of services offered in a particular quarter or year;

         -        the timing of the opening of new offices;

         -        costs and the related financial impact of acquisitions;

         -        the timing of internal expansion;

         - the timing and amount of costs associated with integrating acquisitions; and

         - the timing and amount of startup costs incurred in connection with the introduction of new products, services or subsidiaries.

Many of these factors are beyond our control, such as the timing of cancellations of significant projects and exchange rate fluctuations between quarters or years.

         A high percentage of our operating costs is fixed. In particular, a significant portion of our operating costs relate to personnel costs. As a result, the effect on our revenues of the timing of the completion, delay or loss of contracts, or the progress of client projects, could cause our operating results to vary substantially between reporting periods.

         If our operating results do not match the expectations of securities analysts and investors as a result of these factors, the trading price of our common stock will likely decrease.

OUR REVENUE AND EARNINGS ARE EXPOSED TO EXCHANGE RATE FLUCTUATIONS.

         Approximately 47.6% of our service revenue for the three months ended March 31, 2003 and 47.3% of our service revenue for the nine months ended March 31, 2003 were from non-U.S. operations. Our financial statements are denominated in U.S. dollars; thus, factors associated with international operations, including changes in foreign currency exchange rates, could have a significant effect on our operating results. Exchange rate fluctuations between local currencies and the U.S. dollar create risk in several ways, including:

         - Foreign Currency Translation Risk. The revenue and expenses of our foreign operations are generally denominated in local currencies, primarily the British pound and the Euro, and then are translated into U.S. dollars for financial reporting purposes. For the three months ended March 31, 2003, approximately 17.6% of total service revenue was denominated in British pounds and 20.6% of total service revenue was denominated in Euros. For the nine months ended March 31, 2003, approximately 17.5% of total service revenue was denominated in British pounds and approximately 19.8% of total service revenue was denominated in Euros.

         - Foreign Currency Transaction Risk. Our service contracts may be denominated in a currency other than the functional currency in which we perform the service related to such contracts.

         Although we try to limit these risks through exchange rate fluctuation provisions stated in our service contracts, or by hedging transaction risk with foreign currency exchange contracts, we may still experience fluctuations in financial results from our operations outside the United States, and we may not be able to favorably reduce the currency transaction risk associated with our service contracts.

OUR BUSINESS HAS EXPERIENCED SUBSTANTIAL EXPANSION IN THE PAST AND SUCH EXPANSION AND ANY FUTURE EXPANSION COULD STRAIN OUR RESOURCES IF NOT PROPERLY MANAGED.

         We have expanded our business substantially in the past. Future rapid expansion could strain our operational, human and financial resources. In order to manage expansion, we must:

         - continue to improve our operating, administrative and information systems;

         - accurately predict our future personnel and resource needs to meet client contract commitments;

         -        track the progress of ongoing client projects; and

         - attract and retain qualified management, sales, professional, scientific and technical operating personnel.

         If we do not take these actions and are not able to manage the expanded business, the expanded business may be less successful than we anticipated, and we may be required to allocate additional resources to the expanded business which we would have otherwise allocated to another part of our business.

         We may face additional risks in expanding our foreign operations. Specifically, we may find it difficult to:

         - assimilate differences in foreign business practices, exchange rates and regulatory requirements;

         -        operate amid political and economic instability;

         -        hire and retain qualified personnel; and

         -        overcome language, tariff and other barriers.

WE MAY MAKE ACQUISITIONS IN THE FUTURE, WHICH MAY LEAD TO DISRUPTIONS TO OUR ONGOING BUSINESS.

         We have made a number of acquisitions and will continue to review new acquisition opportunities. If we are unable to successfully integrate an acquired company, the acquisition could lead to disruptions to our business. The success of an acquisition will depend upon, among other things, our ability to:

         - assimilate the operations and services or products of the acquired company;

         -        integrate acquired personnel;

         -        retain and motivate key employees;

         -        retain customers; and

         - minimize the diversion of management's attention from other business concerns.

         Acquisitions of foreign companies may also involve additional risks, including assimilating differences in foreign business practices and overcoming language and cultural barriers.

         In the event that the operations of an acquired business do not meet our performance expectations, we may have to restructure the acquired business or write-off the value of some or all of the assets of the acquired business.

                         RISKS RELATED TO THIS OFFERING

OUR STOCK PRICE HAS BEEN AND MAY IN THE FUTURE BE VOLATILE, WHICH COULD LEAD TO LOSSES BY INVESTORS.

         The market price of our common stock has fluctuated widely in the past and may continue to do so in the future. Since July 1, 2001, the market price of our common stock on the NASDAQ National Market has ranged from a high of $19.60 per share on July 2, 2001 to a low of $8.05 per share on October 10, 2002. Investors in our common stock must be willing to bear the risk of such fluctuations in stock price and the risk that the value of an investment in our stock could decline.

         Our stock price can be affected by quarter-to-quarter variations in:

         -        operating results;

         -        earnings estimates by analysts;

         -        market conditions in the industry;

         -        prospects of health care reform;

         -        changes in government regulations; and

         -        general economic conditions.

         In addition, the stock market has from time to time experienced significant price and volume fluctuations that are not related to the operating performance of particular companies. These market fluctuations may adversely affect the market price of our common stock. Since our common stock has traded in the past at a relatively high price-earnings multiple, due in part to analysts' expectations of earnings growth, the price of the stock could quickly and substantially decline as a result of even a relatively small shortfall in earnings from, or a change in, analysts' expectations.

OUR CORPORATE GOVERNANCE STRUCTURE, INCLUDING PROVISIONS OF OUR ARTICLES OF ORGANIZATION AND BY-LAWS AND OUR SHAREHOLDER RIGHTS PLAN, AND MASSACHUSETTS LAW MAY DELAY OR PREVENT A CHANGE IN CONTROL OR MANAGEMENT THAT STOCKHOLDERS MAY CONSIDER DESIRABLE.


         Provisions of our articles of organization, by-laws and our shareholder rights plan, as well as provisions of Massachusetts law, may enable our management to resist our acquisition by a third party, or may discourage a third party from acquiring us. These provisions include the following:


         - we have divided our board of directors into three classes that serve staggered three-year terms;

         - we are subject to Section 50A of the Massachusetts Business Corporation Law which provides that directors may only be removed by stockholders for cause, vacancies in our board of directors may only be filled by a vote of our board of directors and the number of directors may be fixed only by our board of directors;

         - we are subject to Chapter 110F of the Massachusetts General Laws which limits our ability to engage in business combinations with certain interested stockholders;

         - our stockholders are limited in their ability to call or introduce proposals at stockholder meetings; and

         - our shareholder rights plan would cause a proposed acquirer of 20% or more of our outstanding shares of common stock to suffer significant dilution.

These provisions could have the effect of delaying, deferring, or preventing a change in control of us or a change in our management that stockholders may consider favorable or beneficial. These provisions could also discourage proxy contests and make it more difficult for you and other stockholders to elect directors and take other corporate actions. These provisions could also limit the price that investors might be willing to pay in the future for shares of our stock. In addition, our board of directors may issue preferred stock in the future without stockholder approval. If our board of directors issues preferred stock, the holders of common stock would be subordinate to the rights of the holders of preferred stock. Our board of directors' ability to issue the preferred stock could make it more difficult for a third party to acquire, or discourage a third party from acquiring, a majority of our stock.

               SPECIAL NOTE REGARDING FORWARD-LOOKING INFORMATION

         This prospectus and the documents we incorporate by reference contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical facts, included or incorporated in this prospectus, such as statements regarding our strategy, future operations, financial position, future revenues, projected costs, prospects, plans and objectives of management, are forward-looking statements. The words "anticipates," "believes," "estimates," "expects," "intends," "may," "plans," "projects," "will," "would" and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. We cannot guarantee that we actually will achieve the plans, intentions or expectations disclosed in our forward-looking statements and you should not place undue reliance on our forward-looking statements. Actual results or events could differ materially from the plans, intentions and expectations disclosed in the forward-looking statements we make. We have included important factors in the cautionary statements included or incorporated in this prospectus, particularly under the heading "Risk Factors", that we believe could cause actual results or events to differ materially from the forward-looking statements that we make. We do not assume any obligation to update any forward-looking statements.

                                 USE OF PROCEEDS

         We will not receive any proceeds from the sale of shares by the selling stockholders.

         The selling stockholders will pay any underwriting discounts and commissions and expenses incurred by the them for brokerage, accounting, tax or legal services or any other expenses incurred by the selling stockholders in disposing of the shares. We will bear all other costs, fees and expenses incurred in effecting the registration of the shares covered by this prospectus, including, without limitation, all registration and filing fees, NASDAQ listing fees and fees and expenses of our counsel and our accountants.

                              SELLING STOCKHOLDERS

         We issued the shares of common stock covered by this prospectus in a private placement in connection with our acquisition of FWPS Group Limited in January 2003. The following table sets forth, to our knowledge, certain information about the selling stockholders as of February 25, 2003, based on 25,623,143 shares of our common stock outstanding.

         Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission, and includes voting or investment power with respect to shares. Unless otherwise indicated below, to our knowledge, all persons named in the table have sole voting and investment power with respect to their shares of common stock, except to the extent authority is shared by spouses under applicable law. The inclusion of any shares in this table does not constitute an admission of beneficial ownership for the person named below.

                                                                                 NUMBER OF
                                                       SHARES OF COMMON STOCK    SHARES OF      SHARES OF COMMON STOCK
                                                         BENEFICIALLY OWNED     COMMON STOCK   TO BE BENEFICIALLY OWNED
             NAME OF SELLING STOCKHOLDER                PRIOR TO OFFERING (1)   BEING OFFERED    AFTER OFFERING(1)(2)
             ---------------------------               ----------------------   -------------  ------------------------
                                                        NUMBER     PERCENTAGE                    NUMBER    PERCENTAGE
                                                                   ----------                    ------    ----------
Peter Robin Butler(3).............................       4,297         *            4,297           0           0%
David Edward Jackson..............................       5,156         *            5,156           0           0
Steven Justin Massey(3)...........................       4,297         *            4,297           0           0
RBDC Investments Limited..........................     171,993         *          171,993           0           0
John Taylor(3)(4).................................      17,450         *           17,450           0           0
John Taylor Discretionary Settlement..............       8,725         *            8,725           0           0
Paul Alan Tebbs(3)(5).............................      17,450         *           17,450           0           0
Paul Alan Tebbs Discretionary Settlement..........       8,725         *            8,725           0           0
Robert James Whelan(3)(6).........................      17,450         *           17,450           0           0
Robert James Whelan Discretionary Settlement......       8,725         *            8,725           0           0

------------------------------
     *    Less than one percent.

     (1) Of the total shares of common stock listed as owned by the selling stockholders, a total of 35,714 shares are held in an escrow account to secure indemnification obligations of the former stockholders of FWPS Group Limited to us. We expect that these shares, less any shares that may be distributed from the escrow account to us in satisfaction of indemnification claims, will be released from escrow and distributed to the selling stockholders on January 31, 2004. The number of shares indicated as owned by each selling stockholders includes those shares that such selling stockholder is entitled to receive upon distribution of these shares from the escrow account.

     (2) We do not know when or in what amounts a selling stockholder may offer shares for sale. The selling stockholders might not sell any or all of the shares offered by this prospectus. Because the selling stockholders may offer all or some of the shares pursuant to this offering, and because there are currently no agreements, arrangements or understandings with respect to the sale of any of the shares, we cannot estimate the number of the shares that will be held by the selling stockholders after completion of the offering. However, for purposes of this table, we have assumed that, after completion of this offering, none of the shares covered by this prospectus will be held by the selling stockholders.

     (3)  Employees or former employees of FWPS Group Limited.

     (4) Includes 8,725 shares held by the John Taylor Discretionary Settlement for the benefit of Mr. Taylor's wife and minor children.

     (5) Includes 8,725 shares held by the Paul Allen Tebbs Discretionary Settlement for the benefit of Mr. Tebbs' minor children.

     (6) Includes 8,725 shares held by the Robert James Whelan Discretionary Settlement for the benefit of Mr. Whelan's wife and minor children.

         None of the selling stockholders has held any position or office with, or has otherwise had a material relationship with us or any of our subsidiaries within the past three years, except that the selling stockholders indicated have been employed by FWPS Group Limited. In connection with our acquisition of FWPS Group Limited, we assumed the employment contracts of Messrs. Butler, Massey, Taylor, Tebbs and Whelan with FWPS Group Limited, and these individuals are now our employees.

                              PLAN OF DISTRIBUTION

         The selling stockholders may offer and sell the shares covered by this prospectus from time to time. The term "selling stockholders" includes donees, pledgees, transferees or other successors-in-interest selling shares received after the date of this prospectus from a selling stockholder as a gift, pledge, partnership distribution or other transfer. The selling stockholders will act independently of us in making decisions with respect to the timing, manner and size of each sale. Such sales may be made on one or more exchanges or in the over-the-counter market or otherwise, at prices and under terms then prevailing or at prices related to the then current market price or in negotiated transactions. The selling stockholders may sell their shares by one or more of, or a combination of, the following methods:

         - purchases by a broker-dealer as principal and resale by such broker-dealer for its own account pursuant to this prospectus;

         - ordinary brokerage transactions and transactions in which the broker solicits purchasers;

         - block trades in which the broker-dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

         - on any national securities exchange or U.S. inter-dealer system of a registered national securities association on which our common stock may be listed or quoted at the time of sale;

         -        in privately negotiated transactions; and

         -        in options transactions.

         In addition, the selling stockholders may sell any shares that qualify for sale under Rule 144 rather than pursuant to this prospectus.

         In connection with distributions of the shares covered by this prospectus or otherwise, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions. In connection with such transactions, broker-dealers or other financial institutions may engage in short sales of the common stock in the course of hedging the positions they assume with selling stockholders. The selling stockholders may also sell the common stock short and deliver the shares offered by this prospectus to close out such short positions. The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus, as supplemented or amended to reflect such transaction. The selling stockholders may also pledge shares to a broker-dealer or other financial institution, and, upon a default, such broker-dealer or other financial institution, may effect sales of the pledged shares pursuant to this prospectus, as supplemented or amended to reflect such transaction.

         In effecting sales, broker-dealers or agents engaged by the selling stockholders may arrange for other broker-dealers to participate. Broker-dealers or agents may receive commissions, discounts or concessions from the selling stockholders in customary or specifically negotiated amounts.

         In offering the shares covered by this prospectus, the selling stockholders and any broker-dealers who execute sales for the selling stockholders may be treated as "underwriters" within the meaning of the Securities Act in connection with such sales. Any profits realized by the selling stockholders and the compensation of any broker-dealer may be treated as underwriting discounts and commissions.

         Our common stock is listed on the NASDAQ National Market.

         In order to comply with the securities laws of some states, the selling stockholders may be required to sell their shares in such jurisdictions only through registered or licensed brokers or dealers. In addition, some states may restrict the selling stockholders from selling their shares unless the shares have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

         We have advised the selling stockholders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of shares in the market and to the activities of the selling stockholders and their affiliates. In addition, we will make copies of this prospectus, as it may be supplemented or amended from time to time, available to the selling stockholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The selling stockholders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act.

         At the time a particular offer of shares is made, if required, we will distribute a prospectus supplement that will set forth the number of shares being offered and the terms of the offering, including the name of any underwriter, dealer or agent, the purchase price paid by any underwriter, any discount, commission and other item constituting compensation, any discount, commission or concession allowed or reallowed or paid to any dealer, and the proposed selling price to the public. In addition, to the extent required, we may amend or supplement this prospectus from time to time to describe a particular plan of distribution.

         We have agreed to indemnify the selling stockholders against certain liabilities, including certain liabilities under the Securities Act.

         We have agreed with the selling stockholders to keep the Registration Statement of which this prospectus constitutes a part effective until all of the shares covered by this prospectus have been disposed of pursuant to and in accordance with the Registration Statement or January 31, 2004, whichever occurs first.

                                  LEGAL MATTERS

         The validity of the shares offered by this prospectus has been passed upon by Hale and Dorr LLP.

                                     EXPERTS

         The consolidated balance sheet as of June 30, 2002, and the consolidated statements of income, stockholders' equity and cash flows for the year ended June 30, 2002 appearing in PAREXEL International Corporation's Annual Report (Form 10-K) have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

         Our consolidated balance sheets as of June 30, 2001 and 2000, and the consolidated statements of income, stockholders' equity and cash flows for each of years then ended have been incorporated by reference herein and in the Registration Statement in reliance upon the reports of PricewaterhouseCoopers LLP, independent accountants. The reports of PricewaterhouseCoopers LLP are incorporated by reference herein and upon the authority of said firms as experts in accounting and auditing.

                       WHERE YOU CAN FIND MORE INFORMATION

         We file reports, proxy statements and other documents with the SEC. You may read and copy any document we file at the SEC's public reference room at Judiciary Plaza Building, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549. You should call 1-800-SEC-0330 for more information on the public reference room. Our SEC filings are also available to you on the SEC's Internet site at http://www.sec.gov.

         This prospectus is part of a registration statement that we filed with the SEC. The registration statement contains more information than this prospectus regarding us and our common stock, including certain exhibits and schedules. You can obtain a copy of the registration statement from the SEC at the address listed above or from the SEC's Internet site.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         The SEC requires us to "incorporate" into this prospectus information that we file with the SEC in other documents. This means that we can disclose important information to you by referring to other documents that contain that information. The information incorporated by reference is considered to be part of this prospectus. Information contained in this prospectus and information that we file with the SEC in the future and incorporate by reference in this prospectus automatically updates and supersedes previously filed information. We incorporate by reference the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, prior to the sale of all the shares covered by this prospectus.

         1. Our Annual Report on Form 10-K for the year ended June 30, 2002, as amended by Amendment No. 1 on Form 10-K/A dated September 27, 2002;

         2. Our Quarterly Report on Form 10-Q for the quarter ended September 30, 2002;

         3. Our Quarterly Report on Form 10-Q for the quarter ended December 31, 2002, as amended by Amendment No. 1 on Form 10-Q/A dated May 8, 2003;

         4. Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2003;

         5.       Our Definitive Proxy Statement on Schedule 14A dated October
                  17, 2002;

         6. Our Current Report on Form 8-K dated March 27, 2003, as amended by Amendment No. 1 on Form 8-K/A dated March 31, 2003;

         7. All of our filings pursuant to the Exchange Act after the date of filing the initial registration statement and prior to effectiveness of the registration statement;

         8. The description of our common stock contained in our Amended and Restated Form 8-A dated March 27, 2003, including any amendments or reports we file to update this description; and

         9. The description of our rights to purchase preferred stock contained in our Amended and Restated Form 8-A dated March 27, 2003, including any amendments or reports we file to update this description.

         You may request a copy of these documents, which will be provided to you at no cost, by writing or telephoning us using the following contact information:

                PAREXEL International Corporation
                195 West Street
                Waltham, Massachusetts 02451
                Attention: W. Brett Davis, Esq.
                Telephone: (781) 487-9900

         You should rely only on the information contained in this prospectus, including information incorporated by reference as described above, or any prospectus supplement. We have not authorized anyone else to provide you with different information. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of those documents or that any document incorporated by reference is accurate as of any date other than its filing date. You should not consider this prospectus to be an offer or solicitation relating to the securities in any jurisdiction in which such an offer or solicitation relating to the securities is not authorized. Furthermore, you should not consider this prospectus to be an offer or solicitation relating to the securities if the person making the offer or solicitation is not qualified to do so, or if it is unlawful for you to receive such an offer or solicitation.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

         The following table sets forth the various expenses to be incurred in connection with the sale and distribution of the securities being registered hereby, all of which will be borne by us (except any underwriting discounts and commissions and expenses incurred by the selling stockholders for brokerage, accounting, tax or legal services or any other expenses incurred by the selling stockholders in disposing of the shares). All amounts shown are estimates except the Securities and Exchange Commission registration fee.

Filing Fee - Securities and Exchange Commission .......................  $      282

Legal fees and expenses................................................  $   20,000

Accounting fees and expenses...........................................  $   10,000

Miscellaneous expenses.................................................  $    5,000
                                                                         ----------
          Total Expenses...............................................  $   35,282
                                                                         ==========

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         Section 13(b)(1 1/2) of Chapter 156B of the Massachusetts General Laws allows a corporation to eliminate or limit the personal liability of a director of a corporation to the corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director notwithstanding any provision of law imposing such liability, except where the director breached his duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of an improper distribution or loan to an insider or obtained an improper personal benefit. We have included such a provision in our Articles of Organization.

         Section 67 of Chapter 156B of the Massachusetts General Laws ("Section 67") provides that a corporation may indemnify its directors and officers to the extent specified in or authorized by: (i) the articles of organization, (ii) a by-law adopted by the stockholders, or (iii) a vote adopted by the holders of a majority of the shares of stock entitled to vote on the election of directors.

         Article 6 of our articles of organization provides that we will indemnify each person who is or was a director or officer of our company, and each person who is or was serving or has agreed to serve at our request as a director or officer of, or in a similar capacity with, another organization against all liabilities, costs and expenses reasonably incurred by any of these persons in connection with the defense or disposition of or otherwise in connection with or resulting from any action, suit or other proceeding in which they may be involved by reason of being or having been such a director or officer or by reason of any action taken or not taken in such capacity, except with respect to any matter as to which the person shall have been finally adjudicated by a court of competent jurisdiction not to have acted in good faith in the reasonable belief that his or her action was in the best interests of our company.

         We have purchased directors' and officers' liability insurance which would indemnify our directors and officers against damages arising out of certain kinds of claims which might be made against them based on their negligent acts or omissions while acting in their capacity as such.

ITEM 16. EXHIBITS

EXHIBIT NUMBER                                       DESCRIPTION
--------------                                       -----------
 4.1                  Amended and Restated Articles of Organization of the Corporation, as amended (filed as Exhibit 4.1 to the Corporation's Registration Statement on Form S-8 (File No.
                      333-104968) and incorporated herein by this reference).

 4.2                  Amended and Restated By-laws of the Corporation, as amended (filed as Exhibit 4.2 to the Corporation's Registration Statement on Form S-8 (File No. 333-104968) and
                      incorporated herein by this reference).

 4.3                  Specimen Certificate representing the Common Stock of the Corporation (filed as
                      Exhibit 4.1 to the Corporation's Registration Statement on Form S-1 (File No.
                      33-97406) and incorporated herein by this reference.)

 4.4                  Rights Agreement dated March 27, 2003 between the Corporation and Equiserve Trust
                      Company, N.A., as Rights Agent, which includes as Exhibit A the Form of Certificate of Vote of Series A Junior Participating Preferred Stock, as Exhibit B the Form of
                      Rights Certificate and as Exhibit C the Summary of Rights to Purchase Common Stock
                      (filed as Exhibit 4.1 to the Corporation's Current Report on Form 8-K filed with the
                      SEC on March 27, 2003 and incorporated herein by this reference).


 5.1*                 Opinion of Hale and Dorr LLP

23.1                  Consent of Ernst & Young LLP.

23.2                  Consent of PricewaterhouseCoopers LLP.
23.3*                 Consent of Hale and Dorr LLP, included in Exhibit 5.1 filed herewith.

24.1*                 Power of Attorney (incorporated by reference to page II-4 of this Registration
                      Statement on Form S-3, as filed with the SEC on February 28, 2003).

--------------------
         * Previously filed.

ITEM 17. UNDERTAKINGS.

         Item 512(a) of Regulation S-K. The undersigned Registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration
                  Statement:

                  (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the "Securities Act");

                  (ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement; and

                  (iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), that are incorporated by reference in this Registration Statement.

          (2) That, for the purposes of determining any liability under the Securities Act, each post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         Item 512(b) of Regulation S-K. The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         Item 512(h) of Regulation S-K. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the indemnification provisions described herein, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                     III-3

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Waltham, Commonwealth of Massachusetts, on May 22, 2003.

                                        PAREXEL International Corporation

                                        By: /s/ Josef H. von Rickenbach
                                            ------------------------------------
                                            Josef H. von Rickenbach,
                                            Chairman and Chief Executive Officer

         Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

               Signature                                       Title                                 Date
               ---------                                       -----                                 ----
/s/ Josef H. von Rickenbach              Chairman and Chief Executive Officer                    May 22, 2003
-------------------------------------    (Principal Executive Officer)
Josef H. von Rickenbach

/s/ James F. Winschel *                  Senior Vice President and Chief Financial               May 22, 2003
------------------------------------     Officer (Principal Financial and Accounting
James F. Winschel                        Officer)

/s/ A. Dana Callow, Jr. *                Director                                                May 22, 2003
------------------------------------
A. Dana Callow, Jr.

/s/ A. Joseph Eagle *                    Director                                                May 22, 2003
------------------------------------
A. Joseph Eagle

/s/ Patrick J. Fortune *                 Director                                                May 22, 2003
------------------------------------
Patrick J. Fortune

/s/ Richard L. Love *                    Director                                                May 22, 2003
------------------------------------
Richard L. Love

/s/ Serge Okun *                         Director                                                May 22, 2003
------------------------------------
Serge Okun

/s/ William U. Parfet *                  Director                                                May 22, 2003
------------------------------------
William U. Parfet

*/s/ Josef H. von Rickenbach
-----------------------------
Josef H. von Rickenbach
* Under Power of Attorney
  As Attorney-in-Fact

                                  EXHIBIT INDEX

     EXHIBIT
      NUMBER                                         DESCRIPTION
      ------                                         -----------
       4.1           Amended and Restated Articles of Organization of the Corporation, as amended (filed as Exhibit 4.1 to the Corporation's Registration Statement on Form S-8 (File No.
                     333-104968) and incorporated herein by this reference).

       4.2           Amended and Restated By-laws of the Corporation, as amended (filed as Exhibit 4.2 to the Corporation's Registration Statement on Form S-8 (File No. 333-104968) and
                     incorporated herein by this reference).


       4.3           Specimen Certificate representing the Common Stock of the Corporation (filed as
                     Exhibit 4.1 to the Corporation's Registration Statement on Form S-1 (File No.
                     33-97406) and incorporated herein by this reference.)

       4.4           Rights Agreement dated March 27, 2003 between the Corporation and Equiserve Trust
                     Company, N.A., as Rights Agent, which includes as Exhibit A the Form of Certificate of Vote of Series A Junior Participating Preferred Stock, as Exhibit B the Form of
                     Rights Certificate and as Exhibit C the Summary of Rights to Purchase Common Stock
                     (filed as Exhibit 4.1 to the Corporation's Current Report on Form 8-K filed with the
                     SEC on March 27, 2003 and incorporated herein by this reference).

       5.1*          Opinion of Hale and Dorr LLP
      23.1           Consent of Ernst & Young LLP.

      23.2           Consent of PricewaterhouseCoopers LLP.

      23.3*          Consent of Hale and Dorr LLP, included in Exhibit 5.1 filed herewith.

      24.1*          Power of Attorney (incorporated by reference to page II-4 of this Registration
                     Statement on Form S-3, as filed with the SEC on February 28, 2003).

-----------------
* Previously filed.

                                      II-5